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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                                      SEC File Number: 000-31212
                                                      CUSIP Number: 591120100

(Check  one):[ ]Form 10-K [X] Form 20-F [ ] Form 11-K [ ] Form 10-Q
                        [ ] Form N-SAR [ ] Form N-CSR

               For Period Ended: December 31, 2005
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               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR

               For the Transition Period Ended: _______________________________

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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN
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If the notification relates to a portion of the filing checked above, identify
the Item(s) to which the notification relates:   Not applicable
                                                 -------------------------

PART I - REGISTRANT INFORMATION

Metal Storm Limited
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Full Name of Registrant


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Former Name if Applicable

Level 34, Central Plaza One, 345 Queen Street,
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Address of Principal Executive Office (Street and Number)

Brisbane, Queensland  4000, Australia
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City, State and Zip Code


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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


         (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be
|X| filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Until recently, the time and attention of Metal Storm's management has been consumed by a variety of significant matters, including a capital raising in country-regionplaceAustralia and a working capital facility that are important for the company to continue as a going concern. See Metal Storm's announcement of the proposed Australian capital raising and working capital facility that was filed on Form 6-K on May 9, 2006. For this reason, Metal Storm has not been able to timely complete its 2005 annual report on Form 20-F without unreasonable effort or expense.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Jim MacDonald                      011-61-7          3221-9733
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         (Name)                            (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes [X] No [ ]

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof: Yes [ ] No [X]





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         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               Metal Storm Limited
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    June 27, 2006                        By:      /s/ Terence J. O'Dwyer
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                                                       Terence J. O'Dwyer
                                                       Executive Chairman































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